Exhibit 99.1

Portola Pharmaceuticals Reports First Quarter

2017 Financial Results and Provides Corporate Update

South San Francisco, Calif. (May 8, 2017) – Portola Pharmaceuticals, Inc. (NASDAQ: PTLA) today reported financial results and provided a corporate update for the quarter ended March 31, 2017.

“During the first quarter of 2017 we continued to focus on regulatory activities for betrixaban and AndexXa™. Our goal is to gain approval for both products this year in the United States and in 2018 in the European Union,” said Bill Lis, chief executive officer of Portola. “Both are highly anticipated by the medical community because they are potentially life-saving medicines in indications where currently there are no approved therapies.”

First Quarter 2017 Financial Results

Collaboration and license revenue earned under Portola’s collaboration and license agreements with Bristol-Myers Squibb Company and Pfizer, Bayer Pharma and Janssen Pharmaceuticals and Daiichi Sankyo was $5.1 million for the first quarter of 2017 compared with $8.3 million for the first quarter of 2016.

Total operating expenses for the first quarter of 2017 were $45.7 million, compared with $73.6 million for the same period in 2016. Total operating expenses for the first quarter of 2017 included $9.0 million in stock-based compensation expense, compared with $7.1 million for the same period in 2016.

Research and development expenses were $30.6 million for the first quarter of 2017, compared with $58.8 million for the first quarter of 2016. The decrease in R&D expenses was largely attributable to the termination of manufacturing activities on the 6x2000 liter, or Line C, manufacturing process in the third quarter of 2016, and decreased program costs related to betrixaban and cerdulatinib.

Selling, general and administrative expenses for the first quarter of 2017 were $15.0 million, compared with $14.8 million for the same period in 2016. For the first quarter of 2017, Portola reported a net loss of $41.7 million, or $0.74 net loss per share, compared with a net loss of $65.0 million, or $1.15 net loss per share, for the same period in 2016. Shares used to compute net loss per share attributable to common stockholders were 56.7 million for the first quarter of 2017, compared with 56.4 million for the same period in 2016.

Cash, cash equivalents and investments at March 31, 2017 totaled $318.2 million, compared with cash, cash equivalents and investments of $318.8 million as of December 31, 2016.

Conference Call Details

The live conference call today, Monday, May 8, 2017, at 4:30 p.m. Eastern Time, can be accessed by phone by calling (844) 452-6828 from the United States and Canada or 1 (765)-507-2588 internationally and using the passcode 8594347. The webcast can be accessed live on the Investor Relations section of the Company’s website at http://investors.portola.com. It will be archived for 30 days following the call.

About Portola Pharmaceuticals, Inc.

Portola Pharmaceuticals is a biopharmaceutical company developing products that could significantly advance the fields of thrombosis and other hematologic diseases. The Company is advancing three investigational programs, including: betrixaban, an oral, once-daily Factor Xa inhibitor; AndexXa™ (andexanet alfa), a recombinant protein designed to reverse the anticoagulant effect in patients treated with an oral or injectable Factor Xa inhibitor; and, cerdulatinib, a Syk/JAK inhibitor in development to treat hematologic cancers. Portola also is co-developing Syk-selective inhibitors for inflammatory conditions. For more information, visit www.portola.com and follow the Company on Twitter @Portola_Pharma.

Forward-looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, anticipated product approvals, the timing of our regulatory events, the potential of our product candidates to advance the field of thrombosis and benefit patients and statements regarding the timing and ability to achieve other milestones and events. Risks that contribute to the uncertain nature of the forward-looking statements include: failure to obtain FDA and/or EMA approval for one or more of our product candidates, regulatory developments in the United States and foreign countries; our expectation that we will incur losses for the foreseeable future and will need additional funds to finance our operations; the accuracy of our estimates regarding our ability to initiate and/or complete our clinical trials and the timing and expense of these trials; the results of our clinical trials related to the efficacy and safety of our product candidates; our potential inability to manufacture our product candidates on a commercial scale in a timely or cost-efficient manner; the accuracy of our estimates regarding expenses and capital requirements; our ability to successfully build a hospital-based sales force and commercial infrastructure; our ability to obtain and maintain intellectual property protection for our product candidates; and our ability to retain key scientific or management personnel. These and other risks and uncertainties are described more fully in our most recent filings with the Securities and Exchange Commission, including our most recent quarterly report on Form 10-Q. All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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Investors:	Media:

Ana Kapor	Julie Normart
Portola Pharmaceuticals	Pure Communications
ir@portola.com	jnormart@purecommunications.com
650.246.7431	415.946.1087

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2017	2016
Collaboration and license revenue	$5,128	$8,258
Operating expenses:
Research and development	30,645	58,813
Selling, general and administrative	15,021	14,751

Total operating expenses	45,666	73,564

Loss from operations	(40,538)	(65,306)
Interest and other income, net	413	332
Interest expense	(1,639)	—

Net loss	(41,764)	(64,974)
Net loss attributable to Noncontrolling interest (SRX Cardio)	45	—

Net loss attributable to Portola	$(41,719)	$(64,974)

Shares used to compute net loss per share attributable to Portola common stockholders:
Basic and diluted	56,692,788	56,397,881

Net loss per share attributable to Portola common stockholders:
Basic and diluted	$(0.74)	$(1.15)

Unaudited Condensed Consolidated Balance Sheet Data

(In thousands)

	2017	2016
	(Unaudited)
Cash, cash equivalents and investments	$318,197	$318,771
Prepaid research and development	5,898	7,299
Total current assets	327,581	328,928
Property and equipment, net	5,795	6,143
Intangible asset	3,151	3,151
Prepaid and other long-term assets	4,168	5,214
Total assets	340,695	343,436
Accounts payable	9,487	14,546
Accrued research and development	11,169	23,818
Accrued compensation and other liabilities	3,399	4,806
Deferred revenue (current portion and long-term)	40,635	45,763
Total current liabilities	48,136	65,664
Notes payable, long-term	50,485	49,815
Long term debt	47,803	—
Long term obligation to Collaborator	8,000	8,000
Total liabilities	176,968	150,747
Total stockholders’ equity	161,615	190,532
Noncontrolling interest (SRX Cardio)	2,112	2,157
Total stockholders’ equity	163,727	192,689
Total liabilities and stockholders’ equity	340,695	343,436